Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: info@algoodbody.com website: www.algoodbody.com dx: 29 Dublin

Our ref	01408316	Your ref	Date	28 February 2014

Endo International Public Limited Company

25-28 North Wall Quay

International Financial Services Centre

Dublin 1

Dear Sirs

We act as Irish counsel for the Company, a public limited company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of 15,166,916 ordinary shares of the Company, nominal value $0.0001 per share (the Ordinary Shares), pursuant to a Registration Statement on Form S-8 (the Registration Statement) to be filed by the Company under the Securities Act of 1933, as amended.

The Ordinary Shares are issuable under equity plans that the Company agreed to adopt or assume pursuant to an arrangement agreement by and among the Company, Endo Health Solutions, Inc., Sportwell II Limited, ULU Acquisition Corp., RDS Merger Sub, LLC, 8312214 Canada Inc. and Paladin Labs, Inc. dated 5 November 2013, namely:

•    the Endo Pharmaceuticals Holdings Inc. 2010 Stock Incentive Plan (to be renamed Endo International plc Amended and Restated 2010 Stock Incentive Plan);

•    the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan (to be renamed Endo International plc Amended and Restated 2007 Stock Incentive Plan);

•    the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan (to be renamed Endo International plc Amended and Restated 2004 Stock Incentive Plan);

•    the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan (to be renamed Endo International plc Amended and Restated 2000 Stock Incentive Plan);

•    the Endo Health Solutions Inc. Assumed Stock Incentive Plan (to be renamed Endo International plc Amended and Restated Assumed Stock Incentive Plan); and

•    the Endo Pharmaceuticals Holdings Inc. Employee Stock Purchase Plan (to be renamed Endo International plc Amended and Restated Employee Stock Purchase Plan).

(hereinafter together referred to as the Plans).

In connection with this opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Ordinary Shares will be issued in accordance with such resolutions and authorities and the terms of the Plans.

Dublin     Belfast     London     New York     San Francisco     Palo Alto

P.M. Law	V.J. Power	S. O’Riordan	E.A. Roberts	D. Widger	J.B. Somerville	D. Main	A.J. Johnston	A. Casey	G. Stanley
C.E. Gill	L.A. Kennedy	M.P.McKenna	C. Rogers	C. Christle	M.F. Barr	J. Cahir	M. Rasdale	B. Hosty	D. Dagostino
E.M. Fitzgerald	S.M. Doggett	K.A. Feeney	G. O’Toole	S.O’Croinin	A.M.Curran	M. Traynor	D. Inverarity	M. O’Brien	E Keane
B.M. Cotter	B.McDermott	M.Sherlock	J.N. Kelly	J.W. Yarr	A. Roberts	P.M. Murray	M. Coghlan	K. Killalea
J.G. Grennan	C. Duffy	E.P. Conlon	N. O’Sullivan	D.R. Baxter	M. Dale	N. Ryan	D.R. Francis	L. Mulleady
J.Coman	E.M. Brady	E. MacNeill	M.J. Ward	A.McCarthy	C. McCourt	K. Furlong	L.A. Murphy	K. Ryan
P.D. White	P.V. Maher	K.P. Allen	A.C. Burke	J.F. Whelan	R.M. Moore	P.T.Fahy	A. Walsh	E. Hurley

Consultants:     J.R. Osborne     S.W Haughey     T.V. O’Connor     Professor J.C.W. Wylie     A.F. Browne     M.A. Greene     A.V. Fanagan     J.A. O’Farrell     I.B.Moore     J.H. Hickson

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, and provided that the Registration Statement, as finally amended, has become effective, we are of the opinion that:

(a)    the Ordinary Shares have been duly authorised and when issued in accordance with the Registration Statement, the Plans and the options or other equity awards granted or to be granted thereunder, will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”) (except for Ordinary Shares issued pursuant to deferred payment arrangements, which shall be fully paid upon the satisfaction of such payment obligations); and

(b)    in any proceedings taken in Ireland for the enforcement of the Plans, the choice of the following law as set out below as the governing law of the contractual rights and obligations of the parties under the applicable Plans would be upheld by the Irish Courts unless it were considered contrary to public policy, illegal, or made in bad faith;

•     the Endo Pharmaceuticals Holdings Inc. 2010 Stock Incentive Plan (to be renamed Endo International plc Amended and Restated 2010 Stock Incentive Plan) – the State of Delaware;

•     the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan (to be renamed Endo International plc Amended and Restated 2007 Stock Incentive Plan) – the State of Delaware;

•     the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan (to be renamed Endo International plc Amended and Restated 2004 Stock Incentive Plan) – the State of Delaware;

•     the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan (to be renamed Endo International plc Amended and Restated 2000 Stock Incentive Plan) – the State of Delaware;

•     the Endo Health Solutions Inc. Assumed Stock Incentive Plan (to be renamed Endo International plc Amended and Restated Assumed Stock Incentive Plan) – the State of Minnesota; and

•     the Endo Pharmaceuticals Holdings Inc. Employee Stock Purchase Plan (to be renamed Endo International plc Amended and Restated Employee Stock Purchase Plan) – the State of Delaware and any applicable provisions under the Internal Revenue Code of 1986 and the related regulations.

In rendering this opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours faithfully

/s/ A & L Goodbody

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